Exhibit 99.1

M/I Homes Reports
2019 Third Quarter Results

Columbus, Ohio (October 23, 2019) - M/I Homes, Inc. (NYSE:MHO) announced results for the three and nine months ended September 30, 2019.

2019 Third Quarter Highlights:

•	New contracts increased 32% to a third quarter record 1,721 contracts

•	Homes delivered increased 16% to a third quarter record 1,651 homes

•	Revenue increased 15% to a third quarter record of $653 million

•	Net income increased 29% to $37.8 million from $29.3 million in 2018

•	Diluted earnings per share increased 31% to $1.32 from $1.01 in 2018

•	Shareholders’ equity reached an all-time record of $955 million, a 14% increase from a year ago, with book value per share of $34

For the third quarter of 2019, the Company reported record pre-tax income of $50.1 million and net income of $37.8 million, or $1.32 per diluted share. For the nine months ended September 30, 2019, the Company reported record pre-tax income of $114.7 million and net income of $85.8 million, or $3.04 per diluted share. This compares to pre-tax income of $96.9 million and net income of $75.3 million, or $2.56 per diluted share, for the same period of 2018. The Company incurred $0.6 million of pre-tax acquisition-related expense year-to-date in 2019 compared to $6.2 million in the same period of 2018.

Homes delivered in 2019’s third quarter reached a third quarter record of 1,651 deliveries, increasing 16% from 1,422 deliveries in 2018’s third quarter. Homes delivered for the nine months ended September 30, 2019 increased 11% to a record 4,375 deliveries from 3,953 deliveries in the first nine months of 2018. New contracts for 2019’s third quarter reached a third quarter record 1,721 contracts, increasing 32% from 1,302 new contracts in 2018’s third quarter. For the first nine months of 2019, new contracts increased 9% to a record 5,096 contracts from 4,672 contracts in 2018. Homes in backlog increased 2% at September 30, 2019 to 2,915 units, with a sales value of $1.1 billion, and an average sale price of $390,000. At September 30, 2018, the sales value of homes in backlog was $1.1 billion, with an average sale price of $401,000 and backlog units of 2,846. M/I Homes had 221 active communities at September 30, 2019 compared to 212 at September 30, 2018. The Company’s cancellation rate was 13% in the third quarter of 2019 and 16% in the third quarter of 2018.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “Our third quarter results were very strong highlighted by record new contracts, homes delivered, revenue and pre-tax income. New contracts for the quarter increased 32%, homes delivered increased 16%, revenue improved by 15%, and net income increased by 29%. Gross margin improved to 20.5%, a 130-basis point improvement from the second quarter of 2019. In addition, we continue to improve our operating leverage as our overhead expense ratio for the quarter was 12.2%, 50 basis points better than last year’s third quarter. The combination of our revenue growth and improved margins resulted in a 27% increase in pre-tax income to a third quarter record of $50.1 million.”

Mr. Schottenstein continued, “Our financial condition remains strong. We ended the third quarter with record-high shareholders’ equity of $955 million, an increase of 14% from 2018’s third quarter, book value per share of $34, and a homebuilding debt to capital ratio of 44%. As we begin the final quarter of 2019, we are on track for another solid year of growth and improved financial performance.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through October 2020.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 116,500 homes. The Company’s homes are marketed and sold primarily under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes), and also currently are sold under the name Hans Hagen Homes in the Minneapolis/St. Paul, Minnesota market and Pinnacle Homes in the Detroit, Michigan market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions”, “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, integration of acquisitions, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
New contracts	1,721	1,302	5,096	4,672
Average community count	221	211	216	204
Cancellation rate	13%	16%	13%	14%
Backlog units			2,915	2,846
Backlog sales value			$1,137,207	$1,140,037
Homes delivered	1,651	1,422	4,375	3,953
Average home closing price	$382	$390	$388	$384

Homebuilding revenue:
Housing revenue	$631,380	$554,820	$1,695,558	$1,518,278
Land revenue	8,511	829	23,042	6,424
Total homebuilding revenue	$639,891	$555,649	$1,718,600	$1,524,702

Financial services revenue	13,454	12,193	39,540	39,095
Total revenue	$653,345	$567,842	$1,758,140	$1,563,797

Cost of sales - operations	519,082	451,337	1,410,849	1,245,518
Cost of sales - purchase accounting adjustments	82	692	639	4,549
Gross margin	$134,181	$115,813	$346,652	$313,730
General and administrative expense	39,385	36,897	106,248	99,514
Selling expense	40,147	35,054	109,150	100,708
Operating income	$54,649	$43,862	$131,254	$113,508
Acquisition and integration costs	—	—	—	1,700
Equity in income from joint venture arrangements	(52)	(44)	(118)	(268)
Interest expense	4,637	4,426	16,626	15,192
Income before income taxes	$50,064	$39,480	$114,746	$96,884
Provision for income taxes	12,226	10,198	28,939	21,628
Net income	$37,838	$29,282	$85,807	$75,256

Earnings per share:
Basic	$1.35	$1.03	$3.10	$2.65
Diluted	$1.32	$1.01	$3.04	$2.56

Weighted average shares outstanding:
Basic	27,981	28,469	27,695	28,389
Diluted	28,598	28,906	28,238	29,511

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	September 30,
	2019	2018
Assets:
Total cash, cash equivalents and restricted cash(1)	$33,451	$36,360
Mortgage loans held for sale	128,322	115,189
Inventory:
Lots, land and land development	824,835	754,322
Land held for sale	8,465	14,312
Homes under construction	848,302	831,129
Other inventory	145,466	151,762
Total Inventory	$1,827,068	$1,751,525

Property and equipment - net	27,621	28,691
Investments in joint venture arrangements	47,557	24,568
Operating lease right-of-use assets	19,059	—
Goodwill	16,400	16,400
Deferred income tax asset	11,988	16,925
Other assets	70,137	68,677
Total Assets	$2,181,603	$2,058,335

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2021 - net	$298,712	$297,608
Senior notes due 2025 - net	246,962	246,441
Notes payable - homebuilding	189,900	222,700
Notes payable - other	5,508	8,838
Total Debt - Homebuilding Operations	$741,082	$775,587

Notes payable bank - financial services operations	108,594	104,026
Total Debt	$849,676	$879,613

Accounts payable	169,528	148,421
Operating lease liabilities	19,059	—
Other liabilities	188,699	195,097
Total Liabilities	$1,226,962	$1,223,131

Shareholders’ Equity	954,641	835,204
Total Liabilities and Shareholders’ Equity	$2,181,603	$2,058,335

Book value per common share	$33.92	$29.69
Homebuilding debt / capital ratio(2)	44%	48%

(1)	Includes $0.5 million and $0.9 million of restricted cash and cash held in escrow for the quarters ended September 30, 2019 and 2018, respectively.

(2)
The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Cash (used in) provided by operating activities	$(9,640)	$(54,194)	$977	$(75,119)
Cash used in investing activities	$(8,980)	$(17,417)	$(25,710)	$(120,302)
Cash provided by financing activities	$31,678	$40,154	$36,655	$80,078

Land/lot purchases	$92,096	$81,222	$258,438	$256,498
Land development spending	$68,780	$63,680	$185,508	$152,256
Land sale revenue	$8,511	$829	$23,042	$6,424
Land sale gross profit	$75	$66	$530	$552

Financial services pre-tax income	$5,623	$4,846	$17,279	$18,860

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income	$37,838	$29,282	$85,807	$75,256
Add:
Provision for income taxes	12,226	10,198	28,939	21,628
Interest expense net of interest income	3,625	3,516	13,788	12,765
Interest amortized to cost of sales	7,836	6,278	20,609	17,345
Depreciation and amortization	4,089	3,650	11,796	10,754
Non-cash charges	1,492	1,041	4,086	3,771
Adjusted EBITDA	$67,106	$53,965	$165,025	$141,519

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (1)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Income before income taxes	$50,064	$39,480	$114,746	$96,884
Add: Purchase accounting adjustments (2)	82	692	639	4,549
Add: Acquisition and integration costs (3)	—	—	—	1,700
Adjusted income before income taxes	$50,146	$40,172	$115,385	$103,133

Net income	$37,838	$29,282	$85,807	$75,256
Add: Purchase accounting adjustments - net of tax (2)	61	512	473	3,366
Add: Acquisition and integrations costs - net of tax (3)	—	—	—	1,258
Adjusted net income	$37,899	$29,794	$86,280	$79,880

Purchase accounting adjustments - net of tax (2)	$61	$512	$473	$3,366
Acquisition and integration costs - net of tax (3)	$—	$—	$—	$1,258

Divided by: Diluted weighted average shares outstanding	28,598	28,906	28,238	29,511

Diluted earnings per share related to purchase accounting adjustments (2)	$—	$0.02	$0.02	$0.12
Diluted earnings per share related to acquisition and integration costs (3)	—	—	—	0.04

Add: Diluted earnings per share	1.32	1.01	3.04	2.56

Adjusted diluted earnings per share	$1.32	$1.03	$3.06	$2.72

(1)
We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations, and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

(2) Represents purchase accounting adjustments related to our acquisition of Pinnacle Homes in Detroit, Michigan on March 1, 2018.
(3) Represents costs which include, but are not limited to, legal fees and expenses, travel and communication expenses, cost of appraisals, accounting fees and expenses, and miscellaneous expenses related to our acquisition of Pinnacle Homes. As these costs are not eligible for capitalization as initial direct costs, such amounts are expensed as incurred.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS (a)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2019	2018	Change	2019	2018	Change
Northern	635	537	18%	2,040	1,891	8%
Southern	1,086	765	42%	3,056	2,781	10%
Total	1,721	1,302	32%	5,096	4,672	9%

	HOMES DELIVERED (a)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2019	2018	Change	2019	2018	Change
Northern	651	583	12%	1,739	1,548	12%
Southern	1,000	839	19%	2,636	2,405	10%
Total	1,651	1,422	16%	4,375	3,953	11%

	BACKLOG (a)
	September 30, 2019			September 30, 2018
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,231	$529	$430,000	1,284	$549	$427,000
Southern	1,684	$608	$361,000	1,562	$591	$379,000
Total	2,915	$1,137	$390,000	2,846	$1,140	$401,000

	LAND POSITION SUMMARY (a)
	September 30, 2019			September 30, 2018
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	6,696	5,015	11,711	5,561	6,921	12,482
Southern	8,145	9,210	17,355	8,219	8,904	17,123
Total	14,841	14,225	29,066	13,780	15,825	29,605

(a)
Beginning in the second quarter of 2019, we changed from three reportable segments to two reportable segments: Northern and Southern. Prior year information has been restated for corresponding items of our segment information.